Exhibit 99.2

ReposiTrak

Fiscal First Quarter 2026 Earnings Call

November 13, 2025

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings and welcome to ReposiTrak Fiscal First Quarter 2026 Earnings Call.

At this time, all participants are in a listen-only mode.

A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star zero on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin, sir.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone.

Thank you for joining us today for ReposiTrak Fiscal First Quarter 2026 Earnings Call. Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO, and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations.

ReposiTrak's remarks are subject to risks and uncertainties of which actual results may differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at repositrak.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

Fiscal 2026 started as a continuation of the success of fiscal 2025. We continue to execute on our business plan. Once again, the proof is in the numbers. Our strategy remains the same, grow annual recurring revenue between 10% to 20% and grow profitability even faster, generating more cash to bolster our balance sheet and support our continuation of returning capital to shareholders. Simultaneously, without exception, we take superb care of the customer because when they are successful, they buy more from us.

Let's get to the numbers. First fiscal quarter revenue increased 10% from $5.4 million to $6 million. Total operating expenses for the quarter increased 3%. This is largely due to investment in RTN, including wizard onboarding tools, increased cybersecurity costs, database license fees, and other direct costs associated with development.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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SG&A costs were up 6% due to higher payroll costs associated with higher revenues, increased insurance premiums, and increases in employee benefit costs. We grew total revenue at approximately twice the rate of SG&A expenses and at three times the rate of total operating expense growth. Simultaneously, we delivered $356,000 of revenue per employee on an annualized basis, twice the rate of the 2024 Statista software industry average of $175,000 per employee. This is due to our lean nature, efficient operations, and our ongoing use and expansion of automation. It also reflects our methodical spending decisions based on return on investment and not hope.

At the same time, we will never trade growth at the expense of delivering less than exquisite customer care. Income from operations was up 28% to $1.9 million versus $1.5 million. GAAP net income was $1.8 million, up 13% versus $1.7 million last year. The conversion of income from operations to GAAP net income was muted during the quarter due to higher income taxes.

As previously communicated, the Company is at the end of its benefit period from utilized and expiring net operating losses for both federal and state income tax. Historically, the Company had net operating losses to offset income for income tax purposes, resulting in an effective tax rate of approximately 4% to 6%. Many of those NOLs have been used up or expired, given our 30-plus quarters in a row of continued GAAP profitability. While continuous and growing profitability is not a bad problem to have, our NOLs to offset income for tax purposes have largely run out. We're exploring tax credits and other initiatives to mitigate our effective tax rate. However, I believe it is fair to say our tax rate will be higher than 6% going forward.

GAAP net income to common shareholders increased 13% to $1.8 million from $1.6 million. Earnings per share for the quarter was $0.10 per share basic and $0.09 per diluted. This is based on 18.2 million basic shares outstanding and 19.1 million shares diluted. This results in a year-over-year EPS growth of 13% when factoring in the accrual for higher income taxes.

Cash from operations was $1.5 million, down from $1.9 million in the year-ago quarter due to the conversion of deferred revenue to booked revenue. Total cash increased to $28.8 million from $28.6 million at June 30. The Company continues to have zero bank debt. I remain confident that our continued financial performance will double the size of the Company over the next several years. Historically, our business model results reflect double-digit revenue growth, 80%-plus gross margins and roughly 30% net margins, and strong cash generation.

In accordance with our capital allocation strategy, the Board continues to target returning 50% of annual free cash flow to shareholders. Since inception, the result has been three increases in the cash dividend. At the same time, we continue to redeem the preferred stock and repurchase common shares without any bank debt.

We are experiencing growth in all lines of business. While traditional sales of one service to solve one problem continues to grow, our cross-selling initiatives are delivering accelerated momentum. Again, our strategy has not changed. First and foremost, take exceptional care of the customer and execute perfectly. Next, grow recurring revenue, increase profitability, use cash to buy back common stock, redeem the preferred, and do it with no bank debt. At the same time, return capital to shareholders through an increase in cash dividend.

Finally, we have and will continue to build cash on the balance sheet, close to $29 million as of September 30, 2025.

Turning to our capital allocation plan. Since inception of the capital allocation plan, the Company has paid off over $6 million of bank debt. As of September 30, 2025, the Company has zero bank debt and zero need for additional capital. We maintain that confidence given our financial health, which is precisely why we terminated our $12 million line of credit some quarters ago.

Since inception, the Company has redeemed approximately 572,000 shares of preferred stock at the stated redemption price of $10.70 per share for a total of $6.1 million. There remains 266,000 preferred shares to redeem for a total of $2.8 million. At the current rate of redemption of $750,000 a quarter, I maintain our goal to redeem all the remaining preferred shares issued in outstanding on or before December of 2026.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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During the first quarter of fiscal 2026, the Company also repurchased 8,715 common shares for a total of $150,000 or an average of $17.21 per share. The Company has approximately $7.8 million remaining of the $21 million total common share buyback authorization as approved by the Board of Directors as of September 30, 2025. The Company holds no treasury stock. Common shares are repurchased and simultaneously canceled.

Since inception, we have paid out over $5.7 million in cash dividends to shareholders and raised the common stock dividend now three times by 10% each time since December of 2023. From time to time, the Board will evaluate our capital allocation strategy, making appropriate adjustments based on the approach most beneficial to all shareholders at that time. Our goal is to continue to return 50% of annual cash from operations to shareholders and putting the other half in the bank.

In a moment, Randy will talk about our strategy to modernize the software code we utilize. This initiative aligns with our existing capital allocation strategy of taking half the cash from operations and put it in the bank, with the other half allocated to redeem the preferred, buy back common shares, pay off debt, increase the dividend, and consider M&A opportunities. In other words, if M&A opportunities we come across don't make financial sense or don't fit with our long-term development strategy, then let's build it, not buy it. We are exceptional at building things.

The logical question is, what will it cost and is it a distraction? First, we do not anticipate meaningful increase in our cash expenses related to this initiative. Instead, we will reallocate annual capital expenditures, which may result in increases in depreciation and amortization down the road and modest short-term adjustments to our research and development costs, but we believe the overall impact is negligible. Meaning, as we have done in the past, we expect to reallocate existing developer resource to transition the core of our development environment to take advantage of newer capabilities, including expanding our use of artificial intelligence, or AI, and with little distraction.

I will let Randy provide more color on the technical components. However, in my financial view, our strong cash generation, solid balance sheet, and the continued growth from all lines of business means that we are well-positioned to undertake this task. The time is right, and we believe this is an appropriate use of our capital and consistent with our capital allocation strategy. Once complete, we believe the advanced modernization of our platform will position ReposiTrak for the next phase of profitable growth.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

As John said, the results speak for themselves. We continue to grow revenue, expand our operating margins, net margins, earnings per share, and generate substantial cash. This has been and is the plan.

Over the past two years, a prime focus has been on traceability. The result is that we've established ReposiTrak and the ReposiTrak Traceability Network, or RTN as we call it, as the dominant player in the industry. We have some key competitive advantages in the area, and I think over time those advantages will create an even bigger moat between us and any alternatives that might arise.

But what I find particularly exciting is how effectively we have leveraged our presence in traceability, both at the top and the bottom of the value chain, to grow and leverage all of our lines of business with, frankly, minimal additional cost. We're not just a traceability company. We are a food safety company with a business model that should lead to even greater dominance in the future.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The traceability solution for our customers and emerging industry food safety requirements have pushed us to develop and use much more automation. This automation focus, in turn, is helping our entire business.

As you know, we've been using automation and AI for years, so what we've done is to simply add more and more of those to our base capabilities. Traceability requires each step in the supply chain to provide clean and accurate data and then hand that data off to the next participant in the supply chain. But here's a stunning fact. Did you know that on average the initial data we receive from either retailers, suppliers, down to greenhouses, all the way down, up and down, has a 70% error rate before we're involved? Think about that for a minute. Garbage in, garbage out.

This fact explains why we are ultimately so important to the industry. We take data, identify errors, clean up that 70% error rate, standardize it, automate its collection and transmission, and make sure that each step in the value chain can read it, integrate it, and send it upstream. The errors usually happen at the data handoff step. A label won't fix this. A label won't even identify an error. Our systems, however, identify and increasingly actually correct the errors automatically.

This fact also explains why our focus is increasingly on smaller suppliers, as these market participants have the most need for our error correction capabilities. This is good news and bad news. It means that the problem we solve in providing clean data to the traceability world is critical, but there's an awful lot of work to get it right. Smaller farmers, suppliers, et cetera, typically don't maintain robust data records or have sufficient IT support, frankly, frequently no support at all. Error detection and correction is an essential step in the process.

Thankfully, error correction is ideally suited for the ReposiTrak capabilities. We're using proprietary automation and AI to both identify and correct the errors. We are seeing encouraging results in this automation initiative, and just as with our onboarding wizard, we'll continuously improve it. In fact, the more we scale, the better our automation is getting. It's really in our DNA. The sheer number of individual touch points and data handoffs require significant automation. It's the form of these wizards to efficiently process the inflow. We've talked about the wizards for several quarters now. We continue to iterate and improve their functionality, but there's many other areas of our work that could use that kind of automation.

As John mentioned, we're embarking on a multi-year initiative to update our development environment. Over the years, we've built a robust library of modules that perform certain tasks. These functional, if you will, building blocks can be reused in applications. Each of these functional building blocks, as we call them, has been tested and validated over time. Since we have only one development environment and platform, that results in a tremendous leverage in terms of our speed and economics.

I'm not exaggerating when I say in a typical year, with thousands and thousands of users and an immense code base, we typically find no more than a handful of bugs, and we have nearly no downtime in our data centers. In fact, in the last seven years, we've had less than one second, seriously, one second of unscheduled downtime in our data centers. As John mentioned, we're in the early stages of redoing our base systems, and it'll be a very exciting project for us.

There are newer foundational technologies creating an opportunity for us to modernize the back-end environment on which these building blocks have been built. Modernization will make it faster, easier, and less expensive for us to develop and deploy new applications and functionality in the future. You might ask, why are we undertaking this when our current systems work so well? First, the available tools today are much better than they've ever been before. Not just in terms of capabilities, but today's tools can be partially developed with AI, streamlining development timelines and costs and processes. We can also then embed AI analytics at the core, creating some very exciting downstream capabilities.

Secondly, this initiative will make us ultimately much more productive. Why? With what we know today, there are many points in the processing of information that we do where human intervention might be required or desirable, and we can mitigate that further with these new tools, further expanding our revenue per employee. Using advanced technologies, we believe we'll be able to scale revenues and support a larger number of customers without materially adding to our development team or support staff.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Then third, we're going to be able to embed AI capabilities into our base level applications, expanding our automation capabilities even further than they are today. This is going to be a multi-year project, but we believe it has the potential to drive significant efficiencies and create incremental value for our customers and our shareholders and perhaps even open some new markets.

As it relates to traceability, we now have the largest network of its kind, and we're continuing to add participants daily. The revenue from traceability is continuing to grow and a reputation in the industry is growing with it. We are increasingly being seen as the de facto choice to address the ever-changing food industry's need for compliance, traceability, and supply chain work. This is excellent for us. It significantly increases the addressable market, not just for traceability but for frankly everything that we're doing.

While traceability is top of mind, our focus is in growing all our business lines. Meanwhile, we're generating an increased number of referrals. This is interesting and important. Think about it this way. A supplier benefits significantly from having its ingredient supplier in the ReposiTrak traceability network, the RTN. As this ensures that raw ingredients moving into its work stream are properly tracked. In a similar way, that supplier benefits from having its distributors and wholesalers upstream participate in the network. One common system between handoffs makes moving data upstream or downstream easier as the completed products move toward retail shelves. Long term, this is how we will evolve and it certainly offers some incredible opportunities for us.

As I mentioned earlier, we've built all of our major solutions, traceability, supply chain compliance on a single platform. This is and has always been a key and intentional differentiator. The common platform creates incredible financial and operational efficiencies. If a customer is using the RTN, he's already done the hard work of connecting. Data has been collected, synchronized, scrubbed, and mapped. As a result, expanding into other of our services such as compliance or supply chain becomes relatively easy. Cross-selling, therefore, is an area of focus for us across all the revenue lines.

In summary, we continue to do what we said we would do. We are delivering the growth and increased profitability we expected. In fact, once again, our profitability increased at about twice the pace of our revenue, demonstrating the inherent leverage we have methodically built into the business model. Even with the impact of taxes, common share purchases, preferred share redemptions, cash dividends, etc., we continue to grow our cash reserves, maintaining a fortress balance sheet with no debt.

As encouraged as we are with the progress to date, we've really just started to take advantage of the numerous opportunities we see in front of us. We are a key player. We're facilitating food safety within the world's largest industry, the U.S. food business. We're aligned with regulatory trends, retailer priorities, and frankly, pain points in the whole supply chain by offering an affordable, effective, and efficient set of solutions. We maintain an elegant, sustainably profitable business model, and I'm certainly excited for the future. We really have, as we say frequently, just begun.

With that, I'd now like to open the call for questions. Operator?

Operator

Thank you. We will now conduct a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, that's star one at this time. One moment while we poll for our first question.

The first question comes from Thomas Forte with Maxim Group. Please proceed.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Thomas Forte

Great. Randy, John, thanks for taking my questions. Congrats on the quarter. I'm going to ask two questions at once, but I'd appreciate your answers. How, if at all, were you impacted by the government shutdown? That's my first question. Then my second question is, one quarter later, do you still believe your buy ingredient efforts are increasing your total addressable market? If so, how could that impact your future operating results?

Randy Fields

Let me take a stab at it. The shutdown does impact the industry that we're in, meaning the food industry, because the FDA isn't working. Lots of pieces, the SNAP part of it, a large amount of that SNAP money, as you probably have figured out, goes to the grocery stores because we're members of all the trade associations. There's an enormous amount of attention on what's happening to SNAP. It does impact the industry. It's just one more of those things between tariffs, inflation, importation restrictions, blah, blah, blah, that cause the industry to be a little bit more cautious than it might otherwise be. The impact isn't substantial, but it has some level of impact.

In terms of the second question, we think it's foundational, meaning if you are in the place of having to create traceability records for your customers, you have to gather the information from your suppliers, and those suppliers have to gather information from their suppliers, and so on and so forth. That's why the entire chain is, in fact, connected. It's also the opportunity because for us, and we talked a lot about the problem of errors, here's how it works. If you imagine a farm passing information to its packing house, growing some vegetable. Passes on to the packing house incorrect data for traceability, that packing house is now going to pass it on to its distributor, and then what's going to happen is it gets worse from there. The distributor passes it on to the next step, and so on and so forth.

Errors in the supply chain for traceability create an enormous problem in correcting the errors. They don't show up in one place. They typically show up in four, five, or six places, and each of those is a different entity, a different business. We believe, we could be wrong, but I don't think so, that years from now the real problem in traceability is going to be data integrity, and it's really our sweet spot. We are extremely good at the detection and correction of data errors.

John, do you want to add anything to that? Because it is a major part of our strategy going forward.

John Merrill

No, I had that in my remarks, which was I given where we are financially, cash generation, revenue, the time is now to do these things. It will not have, well, it will have a negligible impact on our expenses. We merely will reallocate our capital CapEx spending. As we've announced before, we've already expanded into two data centers. That's behind us. As far as the financial wherewithal, now is the time to do that. I think it's the right decision. We evaluate M&A opportunities pretty much weekly, and I think we're in a good spot now to build it versus buy it because we're good at building things. That would be my response to where we're going in the next two years.

Randy Fields

It substantially expands our market is the truth of it, but it does it because at each level you want the participants ahead of you in the supply chain, meaning your suppliers, to participate as well. We're pretty excited about it, and it seems to be working so far.

Operator

Thank you. At this time, I would like to turn the call back to Mr. Randy Fields for closing comments.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Randy Fields

Thank you, Operator.

Thanks, everybody, for taking some time this afternoon to chat with us. You know how to reach us if you have additional questions. We're happy to make ourselves available. Thanks a lot.

John Merrill

Thank you.

Operator

Thank you. This does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation and have a great day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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